UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       January 17, 2020

SOUTHERN MISSOURI BANCORP, INC.

(Exact name of registrant as specified in its charter)

Missouri	000-23406	43-1665523
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of incorporation)		Identification Number)
2991 Oak Grove Road, Poplar Bluff, Missouri		63901
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:    (573) 778-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SMBC	The NASDAQStock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01Other Events

On January 17, 2020, Southern Missouri Bancorp, Inc. ("Southern Missouri"), the parent corporation of Southern Bank, issued a press release announcing the entry into an Agreement and Plan of Merger (the "Merger Agreement") with Central Federal Bancshares, Inc. ("Central"), the parent corporation of Central Federal Savings & Loan Association of Rolla, Rolla, Missouri (“Central Federal”). The Merger Agreement provides that Southern Missouri will acquire Central in an all-cash transaction.  As part of the transaction, Central Federal will be merged with and into Southern Bank.  A copy of the press release is attached to this Current Report on Form 8-K and incorporated by reference herein.

Under the terms of the Merger Agreement, unanimously approved by the boards of directors of Central and Southern Missouri, Central shareholders will receive $15.90 in cash for each share of Central common stock, subject to adjustment for Central’s capital at closing. The deal is valued at approximately $24.0 million, inclusive of the retirement of debt outstanding under Central’s Employee Stock Ownership Plan.

Southern Missouri and Central anticipate completion of the transaction late in the second calendar quarter of 2020, subject to satisfaction of customary closing conditions, including regulatory and shareholder approvals.

Item 9.01Financial Statements and Exhibits

(d)Exhibits

99.1	Joint Press Release dated January 17, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN MISSOURI BANCORP, INC.

Date: January 17, 2020	By:	/s/ Greg A. Steffens
Greg A. Steffens
President and Chief Executive Officer